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McMoRan Exploration Co. 1615 Poydras Street New Orleans, LA 70112

	Financial Contacts: David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

McMoRan Exploration Co. Announces Coast Guard/MARAD Publication of Final Environmental Impact Statement for Main Pass Energy Hub™ Liquefied Natural Gas Project

NEW ORLEANS, LA, March 13, 2006 - McMoRan Exploration Co. (NYSE: MMR) announced today that the United States Coast Guard (Coast Guard) and the Maritime Administration (MARAD) published the Final Environmental Impact Statement (EIS) for the MPEH™ license application on March 10, 2006. The Coast Guard has scheduled public hearings for the week of March 20, 2006. The Governors in the adjacent coastal states (Louisiana, Mississippi and Alabama for MPEH™) will have 45 days from the date of the last public hearing to respond to MARAD on the license application, with a record of decision on the application expected by the end of June 2006. A copy of the Coast Guard letter outlining the schedule is being filed with this press release on Form 8-K with the Securities and Exchange Commission.

The Final EIS evaluated potential impacts associated with MPEH™. The EIS concludes that the environmental impacts associated with the construction and operation of MPEH™ would be expected to result in minor long-term adverse impacts. The EIS assessed the impact to fisheries of using the Open Rack Vaporizer alternative for the project and indicated that this system would have “direct, adverse, minor impacts on biological resources.” The methodology used in the EIS to assess the impact on biological resources did not consider potential benefits from varying the depth of seawater intakes or mitigation strategies that could reduce the potential impacts. Based on additional technical studies not included in the EIS which consider the unique location of MPEH™ in 210 feet of water and mitigation measures expected to be included in the project’s deepwater port license, McMoRan expects the potential environmental impacts from MPEH™, evaluated to be minor in the EIS, can be further reduced.

McMoRan’s Co-Chairmen James R. Moffett and Richard C. Adkerson said, “The publication of the Final EIS is a significant milestone as we near completion of the permitting process for our proposed major new LNG port. The MPEH™ project would provide critical supplies of natural gas to our nation, generate substantial direct economic benefits through job creation and investment in our Gulf Coast region and be operated in an environmentally responsible manner. We look forward to completing our work with applicable federal and state agencies in a timely fashion.”

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 billion cubic feet of natural gas (Bcf) per day. The use of existing facilities provides significant cost advantages, and the proposed project benefits from its offshore location near established shipping lanes. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to a broad range of markets in the United States. The access of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating potential opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

McMoRan is continuing discussions with potential LNG suppliers and with natural gas consumers in the United States to develop commercial arrangements for the facilities.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding our potential Main Pass Energy HubTM project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of natural gas; environmental costs; general development risks and hazards; and financing, regulatory, and feasibility requirements for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan's 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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